Exhibit 99.1

NEWS RELEASE

Contact:	Tim Nicolaou, CEO (210) 308-8267
E-mail:	ir@globalscape.com
Web Site:	www.globalscape.com

PRIVATE INVESTMENT VENTURE ACQUIRES
CONTROLLING INTEREST IN GLOBALSCAPE, INC.

SAN ANTONIO, TEXAS, June 13, 2002, GlobalSCAPE, Inc. (OTCBB: GSCP), a leading developer of content management solutions, announced today that ATSI Communications, Inc. has sold its majority interest in GlobalSCAPE to San Antonio-based investors Thomas W. Brown and David L. Mann.  The purchasers acquired ATSI’s 9,443,905 shares of common stock, representing approximately 71% of the issued and outstanding shares of common stock of GlobalSCAPE.

As part of the transaction, GlobalSCAPE and ATSI settled the intercompany balance owed to GlobalSCAPE for cash, support services moving forward, and for NTFC Capital Corporation’s agreement to release GlobalSCAPE as a co-borrower to a capital lease executed by ATSI in 1999.

Thomas W. Brown and David L. Mann replace Arthur L. Smith and H. Douglas Saathoff as Directors of GlobalSCAPE’s Board.

Tim Nicolaou, GlobalSCAPE’s CEO, commented, “We view this transaction as extremely positive.  We believe we are now in a position to invest our resources in the growth of the company.”

GlobalSCAPE, Inc., founded in April 1996 as a subsidiary of ATSI Communications, Inc. (AMEX: AI), is focused on the development, marketing and support of content management solutions. GlobalSCAPE’s software products enable individuals and organizations to easily create, move and manage information over the Internet in a secure, collaborative environment. GlobalSCAPE produces high quality Web site development, file management and secure data delivery applications, and ensures a positive online buying experience and unparalleled customer support. GlobalSCAPE’s award-winning programs are feature rich, designed with power and functionality in mind, yet easy-to-use to support power users and novices alike.